Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

News Release

FOR IMMEDIATE RELEASE: December 17, 2009

CONTACT: John P. Olsen, President and CEO

Dennis J. Heim, CFO

Phone: (920) 863-2161

Denmark Bancshares, Inc. Declares Cash Dividend

John P. Olsen, President and CEO of Denmark Bancshares, Inc. ("DBI") and Denmark State Bank, which operates six offices in Brown and Manitowoc County, announced the declaration of a semi annual cash dividend of $7.25 per share. The cash dividend is payable on January 4, 2010, to shareholders of record as of the close of business on December 16, 2009. "Because of our strong capital position we have been able to maintain the semi annual dividend at the same rate during the last two years despite the difficult economic conditions" said Mr. Olsen. This represents the 52nd consecutive semi annual dividend paid since DBI's inception in 1983 as a bank holding company.

As of September 30, 2009, DBI's leverage capital ratio was 13.3% and total capital as percentage of risk-based assets ratio was 18.3% compared to 13.3% and 18.1%, respectively, as of December 31, 2008.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.